CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the incorporation in the Registration Statement of Fusion Telecommunications International, Inc. and Subsidiaries on Form S-1, Amendment 2, (Registration No. 333-124206), of our report dated March 9, 2005, except for paragraph 7 of Note 22 which is as of March 24, 2005, which appears in the Annual Report on Form 10-K of Fusion Telecommunications International, Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004. We consent to the reference to our Firm under the caption "Experts" in the Prospectus.


\s\ ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
June 17, 2005